Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 Post–Effective Amendment No. 12 (File No. 333-147019) of Prosper Marketplace, Inc. of our report dated March 29, 2011, except for Note 1, paragraph 5, and Note 18, paragraph 4, as to which the date is August 3, 2011, on the consolidated financial statements of Prosper Marketplace, Inc. included in its Current Report on Form 8-K dated August 3, 2011, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus which is a part of the Registration Statement.

/s/ Odenberg Ullakko Muranishi & Co. LLP

San Francisco, California
October 3, 2011